Exhibit 99.1

iSun, Inc 400 Avenue D, Suite 10 Williston VT, 05495

FOR IMMEDIATE RELEASE:
iSUN Inc. Reports Second Quarter 2021 Results
BURLINGTON, Vt.--(BUSINESS WIRE)—iSun, Inc. (NASDAQ: ISUN) (the “Company”, or “iSun”), a leading solar energy and clean mobility infrastructure company with 50-years of construction experience in solar, electrical and data services, today announced results for the second quarter of 2021 and provided an update to its full year 2021 outlook.
Highlights
◾	YTD quarter revenue of $11.6 million, up 71.9% year-over-year, driven by new contract wins and solid market fundamentals.

◾	Second quarter 2021 backlog of $77 million, stable quarter-over-quarter, with significant increase over second quarter 2020.

◾	Balance Sheet remains strong with $20 million in cash on hand at quarter end.

◾	Secured contracts for branded iSun Roam off-grid solar carport and EV charging stations to be installed at remotely located trailheads across the United States.

◾	GreenSeed is currently reviewing of 5 GW of Utility Scale projects and has begun performing exclusive due diligence against 4 such projects.

◾	Announced plans for expansion of iSun Residential, focusing on residential and commercial acquisitions. Targeting $75 Million in acquisition candidates.

Management Commentary
“The recent trend towards the electrification of everything – particularly automobiles - suggests that we are about to experience a generational increase in electricity demand,” said Jeffrey Peck, Chairman and Chief Executive Officer of iSun. “By 2035, 100% of all new vehicles offered in North America by Ford, General Motors, and Mercedes will be electric or hybrid. Currently, the average EV requires 30 kilowatt-hours to travel 100 miles. This is essentially the same amount of electricity an average American home uses each day. Imagine the implications for two-car household families: Overnight, their household electricity demand could double or triple. Because such increases are coming as we retreat from coal and other fossil fuels, we’ve no choice but to rely on renewable energy sources to meet increased demand. According to SEIA, more solar power will need to be installed each and every year between now and 2031 than has been installed to date within the United States through 2020.”

iSun, Inc 400 Avenue D, Suite 10 Williston VT, 05495
“iSun exists to accelerate the adoption of proven technological innovations capable of improving lives,” continued Peck.  “This has been our approach to business since 1972; from building semiconductor clean rooms, to installing structured cabling and fiber optics, to transitioning our focus on the solar industry, we have always embraced innovative ideas to best serve our customers. Today iSun believes that clean renewable solar energy is the most important investment we can make; we are laser focused on using our capabilities to accelerate the transition from dirty to clean energy.”
“iSun – with its combination of capabilities and experience - is uniquely capable of accelerating the transition from dirty to clean energy required to meet our nation’s increasing energy demands,” stated Peck. “We combine the capabilities of a Utility and Industrial scale EPC with those of a consumer-facing residential and commercial EPC and an EV charging solutions provider. These capabilities allow us to:

•	Both enter new markets and scale within existing markets at a lower cost of customer acquisition.

•	Leverage economies of scale to improve margin performance within each sector.

•	Capitalize on the increase in solar investments we expect will result from the transition to electric vehicles.”

Second Quarter Results
iSun reported second quarter 2021 revenue of $4.3 million representing a 57% increase over the same period in the prior year. Year to date 2021 revenue was $11.6 million, representing a 71% increase over the same period in the prior year. Revenue growth was driven by the continued execution of iSun’s project backlog, consisting primarily of projects awarded in previous years. iSun’s geographic growth continued with projects based throughout New England and the Mid-Atlantic regions.
Gross profit in the second quarter was a negative $0.6 million compared to breakeven during the second quarter in the prior year. Year to date gross profit was a negative $0.5 million compared to $0.3 million during the same period in the prior year. These declines were due to carryover issues related to the pandemic, specifically labor shortages and industry-wide increases in material and component prices.
Operating income was a $2.8 million loss in the second quarter and $5.4 million loss year to date compared to a $1.0 million loss in the second quarter and a $1.5 million loss in 2020. These losses were attributed to both the previously mentioned margin challenges and the execution of several strategic opportunities that led to an increase in general and administrative expenses, specifically the acquisitions of iSun Energy LLC and Oakwood Construction Services. iSun anticipates these acquisitions will yield supplemental revenue streams in the upcoming quarters.
Total backlog remained stable at approximately $77 million at end of second quarter 2021, versus $61 million and $26 million at the end of the fourth quarter 2020 and second quarter 2020, respectively. Awards in the quarter were driven by several key wins including projects in new markets.  Management expects to realize revenue on nearly all of its current backlog over the next twelve to eighteen months.
iSun’s balance sheet maintained a total cash position was $20.2mm at the end of the quarter. Cash collections remained strong as their accounts receivable decreased approximately $2.2 million from year end despite the 71% increase in revenue for the six months ending June 30, 2021. Management highlighted their strong cash position and $2.5 million of availability under their line of credit for operating activities as evidence of their capacity to support the execution of their backlog and to pursue strategic growth opportunities.

iSun, Inc 400 Avenue D, Suite 10 Williston VT, 05495
Growth Plan
iSun summarized the progress made against its previously stated three-tiered growth plan.
iSun maintained its focus on regional organic growth in the second quarter through the execution of Commercial and Industrial EPC contracts in every New England state, and the development of additional projects along the east coast.
iSun also highlighted it’s progress towards its goal to acquire additional owned solar assets capable of creating margin enhancing recurring revenue streams. iSun’s investment in GreenSeed Investors in April of 2020 afforded the company exclusive development rights to Utility Scale projects throughout the United States through off-balance sheet financing. Per the terms of the investment, iSun retains an ownership stake in each completed project. GreenSeed is currently reviewing of 5 GW of Utility Scale projects and has begun performing due diligence against 4 such projects.
Finally, iSun summarized its accretive M&A activity for the year to date. In January 2021, the company completed their acquisition of iSun Energy, LLC for their branded solar carport and charging products, and subsequently rebranded under the iSun name. The acquisition recently proved accretive. In the second quarter, iSun was awarded a contract to build 18 branded iSun Roam off-grid solar carport and EV charging stations at trailheads in remote locations across the United States as part of an effort to support EV charging in remote areas. In an unrelated transaction, iSun also acquired the intellectual property of Oakwood Construction Services, marking the company’s entry into the Utility scale solar business. Within 30 days of the transaction, iSun Utility secured a development services agreement for eight project sites totaling 118mW, with an initial development services contract valued at $1.25mm. These contracts also entitle iSun to additional EPC rights valued at a total of $120mm – a figure not currently reflected in iSun’s backlog.
iSun also shared its plans for continued growth through M&A with the announcement of a new division focused on the needs of residential and small commercial customers. iSun Residential will consolidate multiple existing residential and commercial solar installers with strong brands and qualifications as exceptional operators within their respective markets to create a leader in the residential and small commercial sector. iSun’s stated goals for this new division include a portfolio of 7500 customers generating 75MW of power at a run rate of $75mm by the end of 2022.

iSun, Inc 400 Avenue D, Suite 10 Williston VT, 05495
Outlook.
iSun expects to see continued strong demand for its solar energy and e-mobility infrastructure services in 2021, supported by the global transition toward clean energy and the resulting growth in investments in new PV solar installations and electric vehicle charging infrastructure.
With a robust backlog of $77 million, which is expected to convert to revenue over the next twelve to eighteen months, together with a strong pipeline of project opportunities, the Company continues to expect to at least double revenue in 2021 as compared to 2020.  The Company also expects to generate improved EBITDA margin throughout the year, give improved operating efficiencies, greater economies of scale, and the introduction of new product and service offerings.
Second Quarter 2021 Conference Call Details
iSun will host a conference call on Tuesday, August 17, 2021 at 8:30 AM EDT to review the Company’s financial results, discuss recent events, and conduct a question-and-answer session. Participants can access the live conference call via telephone at 888-506-0062, using Conference ID #662586. An archived audio replay will be available through August 31, 2021 at 877-481-4010, Conference ID# 42507.

Interested parties may also listen to the live audio of the conference call by visiting the Investor Relations section of the iSun website at investors.isunenergy.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.
About iSun Inc.
Since 1972, iSun has accelerated the adoption of proven, life-improving innovations in electrification technology. iSun has been the trusted electrical contractor to Fortune 500 companies for decades and has installed clean rooms, fiber optic cables, flight simulators, and over 400 megawatts of solar systems.  The Company has provided solar EPC services across residential, commercial & industrial, and utility scale projects and provides solar electric vehicle charging solutions for both grid-tied and battery backed solar EV charging systems. iSun believes that the transition to clean, renewable solar energy is the most important investment to make today and is focused on profitable growth opportunities. Please visit www.isunenergy.com for additional information.

iSun, Inc 400 Avenue D, Suite 10 Williston VT, 05495
Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.
The forward-looking statements included in this press release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.
All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.
IR Contact:
Tyler Barnes
IR@isunenergy.com
802-289-8141